EXHIBIT 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-07831, 333-28459, 333-41632, 333-41634, 333-41670, 333-53278, 333-86686, 333-86688, 033-88634, 033-88636, and 033-88638) of Maxwell Technologies, Inc. and subsidiaries of our report dated February 7, 2003, with respect to the 2002 and 2001 consolidated financial statements and schedule of Maxwell Technologies, Inc. and subsidiaries included in the Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/ ERNST & YOUNG LLP

San Diego, California
March 24, 2004